Exhibit 99.1

ENGlobal Chairman and CEO William A. Coskey, P.E., to Retire from CEO Position; CFO Mark Hess to Assume CEO Post

HOUSTON, TX, March 1, 2021 -- ENGlobal Corporation (NASDAQ:ENG), a leading provider of complete project solutions, today announced that, effective March 12, 2021, William A. Coskey, P.E., is retiring as CEO, and will be replaced by current CFO, Corporate Secretary and Treasurer Mark A. Hess.

Mr. Coskey, who co-founded the company 1985, will stay on as ENGlobal’s chairman.

ENGlobal also announced that Roger Westerlind, who is serving as President of the company’s ENGlobal U.S., Inc. subsidiary, will be named President of ENGlobal, and that Darren Spriggs, who is serving as the company’s Corporate Controller, will replace Mr. Hess as CFO, Corporate Secretary and Treasurer.

“It has been a privilege to have served as ENGlobal’s chief executive officer,” said Mr. Coskey. “It is with great confidence that I choose this time to retire as CEO, given the strength of our management team which provides for a natural succession plan. I can think of no more capable person than Mark Hess to lead ENGlobal forward. Mark and I have worked side by side in transitioning the company from an engineering services provider to our new identity as a leading provider of complete project solutions including modular engineered process and automation systems for hydrogen production and other renewable fuel applications.”

“Today we have access to more high-value opportunities in the green energy sector than we could have ever anticipated. I am entirely confident that Mark will be highly successful in overseeing a great many of these opportunities and driving our company’s growth.”

Mr. Hess’ efforts, added Mr. Coskey, will be significantly aided by the work of Mr. Westerlind, who is widely regarded as among the nation’s most effective business executives in enabling utility and industrial companies to improve output while reducing their environmental footprint.

Mr. Hess commented, “I am honored to be appointed as CEO of ENGlobal. I want to thank both Bill and our board of directors for their confidence in me. Most of all, I want to thank Bill for his 35 years of service to ENGlobal, and for leading the company to the unique position we occupy today as one of the nation’s leaders as a completely integrated project solutions provider and his continued guidance as Chairman of the Board.”

“I’m also confident that Darren Spriggs, with his extensive finance and accounting experience in the energy sector, will make an excellent CFO for us.”

In addition, said ENGlobal, board member Randy Hale has resigned effective February 23, 2021 to focus on other business interests. Kevin Palma, an existing board member and member of the audit committee, will replace Mr. Hale as chairman of the audit committee.

Mr. Coskey commented: “I would like to thank Mr. Hale for his two decades of service on our Board. ENGlobal, Mark, myself and our management team have all benefitted tremendously from Mr. Hale’s wise business counsel and acumen over the years. On behalf of the company and the Board, we all wish him great success in his future endeavors.”

Mr. Hess has over 35 years of experience in various strategic planning, merger and acquisition, accounting and finance roles, primarily in public companies. From 2012 to 2017, he served as CFO and Treasurer of ENGlobal, and in December 2017 added the position of Corporate Secretary. He previously served the company as both interim CFO and as Corporate Controller. From 2008 through 2010, he served as vice president and chief accounting officer of Geokinetics, Inc., a publicly traded seismic data service company. For the four years prior, he was director of finance for CGGVeritas, another publicly traded seismic data service entity. He is a licensed CPA in the state of Texas and holds a bachelor of business administration in accounting from the University of Houston.

Mr. Westerlind has over 40 years’ experience in growing global engineering and consulting businesses. While serving as President-International Division of Dynamic Industries from 2004 to 2016, he spearheaded that company's strategy for international operations and major project development. Through these efforts, he helped reposition Dynamic Industries from a small local Louisiana fabrication and maintenance company to an internationally recognized engineering and construction management contractor for large multinational, integrated oil and gas companies as well as large engineering and construction firms.

From 1989 to 2004, Mr. Westerlind held various senior positions with ABB, a leader in power and automation technologies enabling utility and industrial customers to improve performance while lowering environmental impact. His most recent position with ABB was Vice President, ABB Lummus Global Oil & Gas, where he marketed the company's process technologies, project management and engineering, procurement and construction management services to the oil and gas, petrochemical and refining industries worldwide.

Mr. Spriggs, a CPA and CMA, has served ENGlobal as Corporate Controller since June 2019. From 2008 to 2019 he was Director of Accounting for ABM Industries Inc., a Fortune 500 company providing end-to-end facility solutions to commercial, industrial and governmental facilities. Prior to joining ABM, he worked as Financial Planning Manager for Kinder Morgan, Inc., a major midstream energy company whose pipeline network transports natural gas, refined petroleum products and crude oil. From 2002 to 2007, Mr. Spriggs was a Financial Reporting Manager for David Weekley Homes, the largest privately held home builder in the U.S. For the two years prior, he served as Assistant Controller for American Tower Inc., a leading independent owner, operator and developer of broadcast and wireless communication towers.

ENGlobal will continue, as has been its custom, to issue news on all significant contracts and other business developments going forward, said Mr. Hess.

About ENGlobal

ENGlobal (NASDAQ:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within ENGlobal's Automation segment, ENGlobal Government Services, Inc. provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: https://www.englobal.com/investors/email-alerts/

CONTACT:
Mark A. Hess
Phone: (281) 878-1000
E-mail: ir@ENGlobal.com

Market Makers - Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Market Makers - Media Relations
Rick Eisenberg
212-496-6828
Email: eiscom@msn.com